Exhibit 99.1

Covetrus Announces a $250 Million Convertible Preferred Equity Investment by Clayton, Dubilier & Rice

Strengthened financial profile provides additional resources to execute Covetrus’ strategic growth objectives while navigating COVID-19 pandemic

PORTLAND, Maine (April 30, 2020) — Covetrus (NASDAQ: CVET), a global leader in animal-health technology and services, announced today a $250 million investment from Clayton, Dubilier & Rice (CD&R), a leading private investment firm that has been a significant shareholder of the Company since its formation in 2019 and formerly of its predecessor company, Vets First Choice, since 2015. This additional capital significantly strengthens the Company’s financial profile and enables management to execute against strategic growth objectives.

“We are pleased to expand our relationship with CD&R as we look to best position our business and fortify our balance sheet during this period of uncertainty,” said Ben Wolin, Covetrus president and chief executive officer. “We are confident in our strategic plan and the long-term prospects for the animal-health market and believe this investment will position us to further deliver on our growth initiatives and our commitments to our employees, customers, supplier partners and shareholders.”

The $250 million in proceeds from the perpetual convertible preferred equity investment will be used to repay a portion of the Company’s revolver borrowings, provide additional short-term liquidity, and support general corporate purposes.

“Covetrus plays an integral role in the attractive global animal-health market in which veterinary care remains an essential service, and we are excited to deepen our partnership with this management team as they execute their strategic plan for the Company,” said Ravi Sachdev, partner at Clayton, Dubilier & Rice. “We believe Covetrus has the customer relationships, technology capabilities and financial resources to not only navigate COVID-19 but also to deliver strong performance through the eventual market recovery and create long-term shareholder value.”

CD&R will purchase $250 million of perpetual convertible preferred stock that carries a 7.50% dividend, which will be payable in cash or in-kind, at Covetrus’ option. The preferred stock will be convertible into shares of Covetrus common stock at a conversion price of $11.10 per share, representing a premium of 40% to Covetrus’ thirty-trading day volume-weighted average price (VWAP) and 11% to the five-trading day VWAP. The Company’s stock price has increased by 43% since release of preliminary first quarter 2020 results and provision of a business and operational update regarding the COVID-19 pandemic on April 22, 2020. On an as-converted basis, together with CD&R’s existing common shares of Covetrus, CD&R will now own approximately 25% of pro forma common shares outstanding. However, the terms of the preferred stock limit CD&R’s voting interest to 19.99% of the then-outstanding voting interests in the Company. Under the terms of the transaction agreements, CD&R will have the right to appoint two designees to the Covetrus board of directors.

Covetrus will file a Form 8-K with the Securities and Exchange Commission containing additional information regarding the terms of the perpetual convertible preferred stock.

Ardea Partners LP acted as lead financial advisor, Goldman Sachs & Co. LLC acted as an advisor, and Kirkland & Ellis LLP acted as legal advisor to Covetrus. CD&R was advised by Debevoise & Plimpton LLP.

About Covetrus

Covetrus is a global animal-health technology and services company dedicated to empowering veterinary practice partners to drive improved health and financial outcomes. We’re bringing together products, services, and technology into a single platform that connects our customers to the solutions and insights they need to work best. Our passion for the well-being of animals and those who care for them drives us to advance the world of veterinary medicine. Covetrus is headquartered in Portland, Maine, with more than 5,500 employees, serving over 100,000 customers around the globe. Learn more at covetrus.com.

About CD&R

Clayton, Dubilier & Rice is a private investment firm with a strategy predicated on building stronger, more profitable businesses. Since inception, CD&R has managed the investment of $30 billion in 90 businesses representing a broad range of industries with an aggregate transaction value of approximately $140 billion. The Firm has offices in New York and London. For more information, please visit www.cdr-inc.com.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties, including statements concerning the completion, timing and size of the offering, the anticipated use of proceeds from the offering and other matters, such as the offering’s impact on our future financial profile. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous risks and uncertainties, and actual results could differ materially from those anticipated due to a number of factors including, but not limited to, the risk that the offering may be delayed or may not occur due to market or other conditions; the satisfaction of customary closing conditions related to the offering; the effect of the COVID-19 pandemic on our business and the success of any measures we have taken or may take in the future in response thereto; risks associated with our management transition; the ability to successfully integrate operations and employees; the ability to realize anticipated benefits and synergies of the transactions that created Covetrus; the potential impact of the consummation of the transactions on relationships, including with employees, customers and competitors; the ability to retain key personnel; the ability to achieve performance targets; changes in financial markets, interest rates and foreign currency exchange rates; changes in our market; the impact of litigation; the impact of Brexit; and those additional risks and factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed on March 3, 2020 and in our other SEC filings. Our forward-looking statements are based on current beliefs and expectations of our management team and, except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise. Investors are cautioned not to place undue reliance on these forward-looking statements.

CONTACT

Nicholas Jansen | Investor Relations

nicholas.jansen@covetrus.com | (207) 550-8106

Kiní Schoop | Public Relations

kini.schoop@covetrus.com | (207) 550-8018

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